EXHIBIT 10.72
                          GUND, INC. LICENSE AGREEMENT
                                   TERM SHEET

1.  LICENSEE:
                  Parlux Fragrances, Inc.
                  3725 S.W. 30th Avenue
                  Fort Lauderdale, Fl. 33312

                  State of Incorporation:   Delaware
                  Contact Name: Ilia Lekach
                  Telephone No.  954-316-9008
                  Facsimile No.    954-316-8155

2.  LICENSOR:
                  Gund, Inc.
                  P.O. Box H
                  Edison, New Jersey 08818
                  Contact Name:  Doug Branch
                  Telephone No.  732-819-4466
                  Facsimile No.    732-248-1542

3.  REPRESENTATIVE: The Wildflower Group, LLC.

4. PROPERTY: The trademark babyGUND, and all copyrights pertaining to the babyGUND line, owned by Gund, Inc. Specifically excluded from the Property are the names of all BABYGUND characters, which Licensee shall not use without written permission from Licensor. Licensee acknowledges that Licensor has obtained registrations for the trademark BABYGUND only in the jurisdictions and International Classes identified in Exhibit D to this License Agreement.

5.  DATE OF AGREEMENT:  April 6, 2005

6. LICENSED PRODUCTS: Infant and children's cosmetics and toiletries limited to the following hypoallergenic, non-toxic and 100% safe for children items:

                                    Shampoo;
                                    Hair conditioner;
                                    Hair lotion;
                                    Bubble bath;
                                    Body lotion;
                                    Body cream;
                                    Children's perfume (fragrance water); and
                                    Children's cologne (fragrance water).

In the event Licensee wishes to package a Licensed Product with a babyGUND plush product, said plush product must be purchased from Licensor. All of such plush products must have been approved for sale/use by all required regulatory agencies. The cost to Licensee shall be at Licensor's best price and free of a royalty charge. Licensee shall pay to Representative the Royalty based on the net gross sales of the entire Licensed Product/plush toy packaged item, not such the net gross sales of only the Licensed Product.


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7.   TERRITORY: Worldwide

8. CHANNELS OF DISTRIBUTION: Better department stores, duty free shops, gift shops, perfumeries and baby specialty stores, all subject to further specification and Licensor approval. Specifically excluded from the distribution are wholesale clubs, mass-market retailers, supermarkets and drugstores. For purposes of this agreement, "Mass Market" shall be defined as Wal-Mart, Kmart, Target and stores trading in a like manner, and "wholesale clubs" shall be defined as Costco, Sam's and stores trading in a like manner.

9.   TERM

(A). INITIAL TERM:  From the Date of Agreement to June 30, 2010 as follows:

         Year 1 - From date of execution through September 30, 2006 Year 2 - October 1, 2006 through September 30, 2007
         Year 3 - October 1, 2007 through September 30, 2008
         Year 4 - October 1, 2008 through September 30, 2009
         Year 5 - October 1, 2009 through June 30, 2010

(B). RENEWAL TERM: Provided Licensee earns and pays to Licensor Royalties during the Initial Term that total in excess of one million dollars U.S. (U.S.$1,000,000), Licensee will have the option to renew this Agreement for one
(1) additional two-year period (the "Renewal Period") upon notifying Licensor in writing of its intent to renew by no later than March 31, 2010. The Advance and Guarantee for the Renewal Period are contained in Paragraph 12(b) herein. In the event Licensee does not earn and pay to Licensor Royalties during the Initial Term of at least $1,000,000, this Agreement shall terminate upon the expiration of the Initial Term unless Licensor, at its discretion, elects to renew this Agreement and Licensee has requested such renewal on a timely basis. The Advance and Guarantee for the Renewal Period are contained in Paragraph 12(b) herein.

10. ADVANCE: One hundred thousand dollars ($100,000) against first year royalties.

11.(A) INITIAL TERM GUARANTEE: Five hundred thousand dollars ($500,000), including the Advance above.

   (B) RENEWAL TERM GUARANTEE:  Three hundred thousand dollars ($300,000).

12.  GUARANTEE PAYMENT SCHEDULE:
          (A). INITIAL TERM:
                       $100,000 due upon Licensee's execution of this Agreement $100,000 due July 1, 2006
                       $100,000 due July 1, 2007
                       $100,000 due July 1, 2008
                       $100,000 due July 1, 2009

          (B). RENEWAL TERM:
                       $150,000 due July 1, 2010
                       $150,000 due July 1, 2011

13.  ROYALTY: Five Percent (5%) of Net Sales.


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14.  ROYALTY DUE DATES: Forty five (45) days after the end of each quarter. All payments  to  Licensor  shall be made in United States dollars.

15. MARKETING PLAN: On or before January 1, 2006, and before April 1 of each subsequent year, a yearly marketing plan is to be submitted to Licensor for approval. The marketing plan is to include, but is not limited to, a specific description of each product and proposed product launch date, retail launch strategy, as well as an overall babyGund marketing strategy. Additionally, Licensee will describe the product time line from concept to completion.

16.  MARKETING OBLIGATIONS:
(a) On or before September 1, 2006, subject to Licensee obtaining all of the required approvals from regulatory agencies, Licensee shall actively market Licensed Products. If, by that date Licensee fails to have actively marketed and sold into retail Licensed Products in one or more categories of Licensed Products, then rights in any category wherein Licensee has failed to so perform shall revert to Licensor.

(b) Subject to the receipt of regulatory approvals, if Licensee does not by September 15, 2007 actively, aggressively, and effectively sell the Licensed Products for any period of six consecutive months, such failure shall be a material breach of this Agreement.

17.  SELL-OFF: Ninety (90) days.

18.  DUE DATES: Submission of first product concepts: September 1, 2005.
                Sales presentation to retailers: February 28, 2006. Submission of packaging, hangtags and labels cards, etc:
                  March 31, 2006.
                Submission of samples from first manufacturing run:
                  June 1, 2006.
                Projected Ship Date:  June 30, 2006

19. ADVERTISING PROGRAM: Advertising minimum per License Year is ten percent (10%) of Net Sales of Licensed Products to be spent by Licensee. Licensee will also show Licensed Products at all of its major trade shows, which is a separate expense and is not considered as an advertising expense.

Advertising shall be defined as direct out-of-pocket costs (excluding overhead or allocated costs) for: the purchase of advertising units in newspapers, magazines, television, radio, billboards (including related artwork and production charges for these five categories), cooperative advertising, retailer demonstration charges, retailers' catalogues, gifts-with-purchase including the free aspect of value sets, direct mail, blow-ins, billing inserts (both scented and unscented), pamphlets, free goods, window and counter displays (including testers, dummies, counter cards, and other visual aids), in-store demonstrators and models, special events, contests, promotions and publicity related expenses to these special events, contests and promotions.

20.  MINIUMUM GENERAL COMPREHENSIVE INSURANCE REQUIRED: $2,000,000

21. SAMPLES: Licensee shall provide Licensor, free of charge, with twelve (12) samples of each completed product manufactured pursuant to this Agreement.


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                             GUND LICENSE AGREEMENT
                          STANDARD TERMS AND CONDITIONS

         This Agreement is made as of the date indicated in Paragraph 5 of the Term Sheet by and between Gund, Inc., a corporation of the State of New Jersey, having an office and place of business at One Runyons Lane, P.O. Box H, Edison, New Jersey 08818 ("Licensor") and Licensee, as identified in Paragraph 1 of the Term Sheet ("Licensee").

         This Gund License Agreement comprises two components: the attached Term Sheet and the Standard Terms and Conditions.

1.       DEFINITIONS.

a) Property. Those particular designs and characters belonging to Licensor, identified in Paragraph 4 of the Term Sheet, including adaptations thereof and additions thereto, and such other names and designs as may be designated by Licensor in writing to be used in connection herewith.

(b) Licensed Products: Those particular products specified in Paragraph 6 of the Term Sheet and incorporating the Property.

(c) Territory: Those particular territories specified in Paragraph 7 of the Term Sheet.

(d) Channels of Distribution: Those particular channels of distribution specified in Paragraph 8 of the Term Sheet.

2.       GRANT OF RIGHTS.

(a) Licensee acknowledges that Licensor owns and has all right, good title and interest in the Property and that the same is fully valid, subsisting and enforceable.

(b) Licensor hereby grants to Licensee the non-exclusive right during the Term to manufacture or have manufactured for it and to promote, advertise, distribute and sell the Licensed Products utilizing the Property throughout the Territory. Licensee shall have the right to manufacture or have manufactured for it Licensed Products outside the Territory subject to Paragraph 6(e) hereof. Notwithstanding the foregoing, provided Licensee is not in breach of this Agreement, Licensor shall not license a third party(ies), during the Term in the Territory, for the Licensed Products granted Licensee herein.

(c) All proprietary rights and goodwill in the Property shall inure to the benefit of Licensor and not Licensee. Licensee shall acquire no property rights in the Property by reason of its use thereof, and if, by operation of law, or otherwise, Licensee is deemed to, or appears to, own any property rights in the Property, Licensee shall, at Licensor's request, execute any and all documents necessary to confirm or otherwise establish Licensor's rights therein. Licensee shall take no action in denigration of the rights of Licensor in the Property and Licensee will not in any way during this agreement and thereafter attack the Property.

(d) Corporate and Trade Names: Licensee shall not adopt, use or register any corporate name, trade name, trademark, product name, service mark or certification mark, or other designation similar to or incorporating, in part or in whole, any trademark owned by Licensor (including the names of any characters included in the Property) without the prior written consent of Licensor.

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(e)      Domain Names: Licensee shall not adopt, use or register any domain names in any general top-level domain (gTLD) or country code top-level domain (ccTLD) similar to or incorporating, in part or in whole, any trademark owned by Licensor (including the names of any characters included in the Property) without the prior written consent of Licensor.

3. ARTWORK. Licensee hereby recognizes the valuable tangible and intangible property right which Licensor has in its artwork and accordingly, Licensee agrees to maintain control at all times over any and all of Licensor's artwork in its possession. Licensee will submit an accounting from time to time, as requested in writing by Licensor of Licensor's artwork in its possession, together with any copies thereof, and shall return them to Licensor provided they are not then in use, if and when requested to do so or shall release them to Licensor's authorized representative when requested to do so in writing by Licensor. Licensee will not make any of Licensor's artwork available to third parties for said third parties' use, except as a subcontractor for Licensee.

4.       ADVANCE, GUARANTEE AND ROYALTY, AND OTHER LICENSEE OBLIGATIONS.

(a) ADVANCE. Licensee shall pay Licensor an advance in the amount specified in Paragraph 10 of the Term Sheet upon execution hereof. Such advance shall be credited against first year's royalties.

(b) GUARANTEE. Licensee shall pay Licensor a minimum guarantee for the Initial Term in the amount specified in Paragraph 11(a) of the Term Sheet by the end of the initial term. Licensee shall pay Licensor the Guarantee, in addition to the Advance, in accordance with the schedule set forth in Paragraph 12(a) of the Term Sheet and each guarantee payment shall be credited against that year's royalties. For example, and for the avoidance of doubt, the $100,000 due July 1, 2007 shall be applied against royalties earned during the year September 1, 2007 through September 30, 2008.

(c) RENEWAL TERM. Provided this Agreement is renewed pursuant to Paragraph 9(b) of the Term Sheet, Licensee shall pay Licensor a minimum guarantee for the Renewal Term in the amount specified in Paragraph 11(b) of the Term Sheet by the end of the renewal term. Licensee shall pay Licensor the Guarantee in accordance with the schedule set forth in Paragraph 12(b) of the Term Sheet and each guarantee payment shall be credited against that year's royalties.

(d) ROYALTY. The Royalty shall be a percentage of Net Sales, as specified in Paragraph 13 of the Term Sheet.

(e) Licensee agrees to pay to Licensor the Royalty. Royalties shall be computed on Net Sales with respect to each calendar quarter, or portion thereof, during the term of this Agreement, and shall be paid within forty five (45) days after the end of each calendar quarter and within thirty (30) days after the date of termination of this Agreement. Royalty payments shall be in U.S. dollars and shall be sent to the address set forth in Paragraph 2 of the Term Sheet. Each Royalty payment shall be accompanied by the written statement specified in Paragraph 12 hereof.

(f) Net Sales shall mean the gross invoice amount billed customers (in U.S. dollars of all sales of all Licensed Products sold by Licensee including discontinued, discounted and surplus sales), less discounts and allowances actually allowed customers, as reflected in the invoice


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         itself, (except cash discounts which shall not be deductible in the calculation of Royalties) and net of all returns actually made or allowed as supported by credit memos issued customers. Deduction for returns, discounts and allowances shall not exceed ten percent (10%) of gross invoice amount. No costs incurred in the manufacturing, selling, advertising, or distributing of the Licensed Products, or any indirect expenses, shall be deducted, whether or not same are reflected on the invoice itself, nor shall any deduction be made for any other allowances or for uncollectible accounts. For the purposes of this Agreement, free Licensed Products delivered by Licensee to any of its customers and Licensed Products sold by Licensee to any of its customers with whom Licensee shall not have dealt at arms' length shall be treated as if such Licensed Products had been sold by Licensee and shall be included in the calculation of "Net Sales" at Licensee's normal selling price.

(g) Interest at one percent (1%) over the prime rate as listed in the Wall Street Journal shall be incurred on Royalties and Guarantee payments from and after the date due, which interest shall not be credited against the Guarantee.

(h) All Royalties paid by Licensee shall not be refundable under any circumstances.

(i) Licensee shall also meet the due dates for various submissions to Licensor, as specified in Paragraph 18 of the Term Sheet.

5.       TERM.

(a) The Initial Term of this license agreement shall be the term specified in Paragraph 9(a) of the Term Sheet.

(b) RENEWAL AND RENEWAL TERM: Renewal and the Renewal Term shall be as specified in Paragraph 9 (b) of the Term Sheet.

(c) SELL OFF: The Sell-Off Period shall be the period specified in Paragraph 17 of the Term Sheet. After expiration of the Agreement, and subject to Paragraph 15(g) hereof, Licensee may sell the Licensed Products during the period set forth in Paragraph 17 of the Term Sheet. During the sell-off period, Licensee shall market the Licensed Products only through its normal Channels of Distribution for Licensed Products. Licensee shall not barter Licensed Products. Licensee shall continue to adhere to all of the provisions of this Agreement, including, without limitation, those relating to payment of Royalties, and provided Licensee has complied with providing of statements pursuant to Paragraph 15(g), Licensee shall be entitled, during the sell-off period, to sell the inventory of Licensed Products remaining at no more than a 25% discount from its pre-established wholesale price point for each Product.

6.       QUALITY AND APPROVALS.

(a) Licensee warrants that the Licensed Products shall be of good quality and free of defects in design, material and workmanship and shall be suitable for their intended purpose; that no injurious, poisonous, deleterious or toxic substance, material, paint or dye will be used in or on the Licensed Products; that the Licensed Products will not be inherently dangerous to the users thereof; and that the Licensed Products will be manufactured, packaged, marketed, sold and distributed in compliance with all applicable laws and regulations and voluntary industry standards in the Territory. Licensed Products not complying with applicable laws, regulations and voluntary standards shall be deemed unapproved, even if previously approved by Licensor, and shall not be shipped unless and until they have been brought into full compliance therewith. Both before and after Licensee places Licensed Products on the market, Licensee shall follow reasonable and proper procedures for testing that the Licensed Products comply with such


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         laws, regulations and standards. Licensee shall, upon request, furnish
         Licensor evidence satisfactory to Licensor that Licensee has complied with any or all of the foregoing.

(b) As soon as Licensee becomes aware of any fact, circumstance, event or report which does, might or will affect the reputation of the Licensed Products, Licensor and/or Licensee (including, but not limited to, complaints or adverse reports in relation to the safety, quality or fitness for use of the Licensed Products in any way), Licensee shall promptly inform Licensor and continue to keep Licensor informed of the steps being taken by Licensee to address any such fact, circumstance, event or report.

(c) Prior to manufacture and/or marketing and/or sale of any Licensed Products pursuant hereto, Licensee shall submit to Licensor at each stage, the concept, rough art, final artwork, and one (1) prototype of each of the Licensed Products to be sold, and of the package design therefor, for Licensor's written approval as to artwork, quality, appearance, materials, workmanship and all other construction and aesthetic aspects of the Licensed Products, as specified in Paragraph 6 of the Term Sheet, and following Licensor's written instructions, as may from time to time be issued. Licensee shall also submit five (5) production samples of first run for Licensor's written approval. Licensee shall also submit to Licensor for its written approval copies of all proposed advertising and promotional materials for the Licensed Products. All submissions of artwork, prototypes, production samples and advertising and promotional materials shall be accompanied by the Submission Form designated by Licensor from time to time. Submissions as to which approval or disapproval is not given in writing within seven (7) business days after receipt thereof by Licensor shall be deemed disapproved, except that Licensee shall have the right to contact Licensor of the lack of approval or disapproval and if no comment is given by Licensor within an additional five (5) business days of Licensee contacting Licensor, approval shall be deemed given. During the term hereof Licensee shall, at Licensor's request and from time to time, furnish additional samples of finished Licensed Products to Licensor at cost to insure that the quality of the Licensed Products made pursuant hereto conforms to the samples approved.

(d) The rights granted hereunder do not permit the sale of "seconds" or "irregulars". All Licensed Products not meeting the standard of approved samples shall be destroyed or the Property shall be removed or obliterated from the same.

(e) Licensor shall be entitled to revoke any approval previously given by giving written notice of same to Licensee explaining the reason for the revocation. Such revocation shall be effective as to any such Licensed Products or other materials not yet manufactured or in the process of manufacture. As to any such Licensed Products or other materials already manufactured or in the process of manufacture, Licensor shall have the right to purchase same at their Replacement Value (as defined below); however, Licensee shall have the right to complete and sell or distribute such Licensed Products or other materials unless (a) Licensor exercises its purchase rights, or (b) such Licensed Products or other materials are not in compliance with the requirements of this Agreement. "Replacement Value" shall mean Licensee's costs, excluding any overhead allocated by Licensee in the manufacture of the Licensed Products.

(f) In the event that Licensee purchases plush animal heads for the tops of the Licensed Products from Licensor, Licensor warrants that the plush animal heads will be manufactured in compliance with all applicable laws and regulations and voluntary industry standards in the Territory.

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7.       MANUFACTURE OF LICENSED PRODUCTS BY THIRD PARTIES

(a) In the event that Licensee desires to have a person or firm other than Licensee manufacture any of the Licensed Products for promotion, advertising, distribution, and sale by Licensee, Licensee shall first notify Licensor of the name and address of such manufacturer and obtain the execution by such manufacturer of the Manufacturer's Agreement attached hereto as Exhibit A. Licensee shall promptly forward to Licensor a copy of each such executed Manufacturer's Agreement. All such manufacturers shall agree to abide by the Code of Conduct attached to the Manufacturer's Agreement. If any such manufacturer utilizes the Property for any unauthorized use, Licensee shall cooperate fully in bringing such utilization to an immediate halt. Licensor shall be entitled to terminate this Agreement if such a manufacturer violates the terms of the Manufacturer's Agreement in two (2) or more instances, including a violation of the Code of Conduct, except that Licensee may utilize another manufacturer, so long as said manufacturer is approved in advance by Licensor and signs in advance a Manufacturer's Agreement.

(b) Licensee shall furnish to Licensor the addresses of all production facilities used by Licensee for manufacturing the Licensed Products. At Licensor's request, Licensee shall make arrangements for Licensor or Licensor's representatives to inspect such production facilities during normal business hours.

(c) Licensee covenants on behalf of Licensee's own manufacturing facilities, if any, to comply with the Code of Conduct included in Exhibit A and incorporated herein by this reference, in the manufacturing, packaging and distribution of Licensed Products. Licensee further agrees to require all manufacturers to covenant to comply with the Code of Conduct in the manufacturing, packaging and distribution of the Licensed Products by signing the Manufacturer's Agreement. The Code of Conduct shall not be interpreted to require Licensee or its manufacturers to violate any applicable law.

(d) Licensee and the manufacturers agree that Licensor and its designated agents (including third parties) may engage in monitoring activities to confirm compliance with this Paragraph 7. Licensee agrees to promptly reimburse Licensor for the reasonable cost of inspections performed pursuant to this Paragraph when any of Licensee's manufacturing facilities or any manufacturer does not pass the inspection(s) conducted by a recognized third party inspecting agency and such inspection finds a material breach of this Agreement, the Manufacturer's Agreement or the Code of Conduct. The amount reimbursed will not be pro-rated in the event the manufacturer is also used by other licensees or vendors.

8.       MARKETING PLAN AND OBLIGATIONS.

(a) Licensee shall submit a yearly marketing plan to Licensor on or before the dates specified in Paragraph 15 of the Term Sheet. The marketing plan is to include, but is not limited to, a specific description of each product and proposed product, launch date, retail launch strategy, as well as an overall babyGund marketing strategy. Additionally, Licensee will describe the product time line from concept to completion.

(b) Licensee agrees to manufacture Licensed Products in sufficient quantity to meet the reasonably anticipated demand therefor. Licensee further agrees to promote the sale of Licensed Products and to use its best efforts to sell Licensed Products as widely as possible within the Territory. Licensee agrees to have commenced shipping of the Licensed Products by the date set forth in Paragraph 18 of the Term Sheet. If Licensee fails to commence shipping by such date, or if Licensee fails to manufacture and sell Licensed Products in sufficient quantities to meet the reasonably anticipated demand for same, and to continually


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         manufacture, sell, and ship same thereafter in the same fashion, then
         Licensor may terminate Licensee's rights hereunder for the Licensed Product by giving fifteen (15) days written notice of such termination to Licensee.

(c) If, by the date specified in Paragraph 16(a) of the Term Sheet, Licensee fails to have actively marketed and sold into retail Licensed Products in one or more items or categories of Licensed Products, then rights in any item or category wherein Licensee has failed to so perform shall revert to Licensor.

(d) If, by the date specified in Paragraph 16(b) of the Term Sheet, Licensee does not actively, aggressively, and effectively sell the Licensed Products pursuant to the approved Marketing Plan for any period of six consecutive months, at retail through at least one of the entities listed in the Channels of Distribution, such failure shall be a material breach of this Agreement.

(e) Licensee agrees that during the final calendar year of this Agreement it will not manufacture an amount of Licensed Products that is in excess of the amount manufactured during the highest manufacturing year of any prior calendar year.

9.       ADVERTISING PROGRAM.

(a) Licensee shall advertise the Licensed Products. Licensee shall prepare copy for all such advertising and submit the same to Licensor, together with a proposal regarding where such advertising shall be run, for Licensor's written approval. Submissions as to which approval or disapproval is not given in writing within seven (7) business days after receipt thereof by Licensor shall be deemed disapproved, except that Licensee shall have the right to contact Licensor of the lack of approval or disapproval and if no comment is given by Licensor within an additional five (5) business days of Licensee contacting Licensor, approval shall be deemed given. Licensee upon such approval shall take all steps needed to advertise the Licensed Products in accordance with the proposal.

(b) Licensee will spend a minimum percentage of Net Sales, as specified in Paragraph 19 of the Term Sheet, on advertising, marketing and promoting (as defined in Paragraph 19 of the Term Sheet) the Licensed Products and such program will be subject to approval of Licensor. Licensee will also feature Licensed Products at all of its major trade shows, which expense shall be separate and apart from the above requirements for advertising and promotion of Licensed Products.

10.      COPYRIGHT AND TRADEMARK PROTECTION.

(a) Notices. Licensee agrees to affix to the Licensed Products, packaging therefor, and advertising and promotional materials depicting the Licensed Products, copyright and trademark notices in compliance with applicable copyright and trademark laws. The required notices shall appear on hang-tags and labels for the Licensed Products. Submissions as to the size and positioning of notices which approval or disapproval is not given in writing within seven (7) business days after receipt thereof by Licensor shall be deemed disapproved, except that Licensee shall have the right to contact Licensor of the lack of approval or disapproval and if no comment is given by Licensor within an additional five (5) business days of Licensee contacting Licensor, approval shall be deemed given. Such notices shall be in the form shown in Exhibit B.

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(b)      Copyrights. Licensee agrees to cooperate with Licensor, at Licensor's expense, in obtaining and preserving for Licensor copyright protection for the Property and executing all documents that, in Licensor's judgment, are necessary therefor and to maintain records (including invoices, correspondence and related material) of and, at Licensor's request, to advise Licensor with respect to, the publication dates of all adaptations, derivative works, new works and other works by Licensee utilizing the likenesses of any of the characters, scenes, or other elements contained in the Property. Licensee hereby sells, assigns and transfers to Licensor its entire worldwide right, title and interest in and to all such "new works," including, but not limited to, the copyrights thereon and Licensee agrees that, to the extent allowed by law, every such new work shall be considered a "work made for hire" for Licensor. Licensee additionally agrees when requested to do so by Licensor to aid Licensor in registering the copyrights, and to obtain design registrations where appropriate, for any such new works in Licensor's name and at Licensor's expense in all parts of the Territory which permit such registration. Licensee warrants that the use of such new works by Licensor or its licensees shall not infringe the rights of any person. During and after the term of this Agreement, Licensee shall refrain from asserting, directly or indirectly, any interest or property right in any copyrights of Licensor which are the subject matter of this Agreement, or any adaptations thereof, and which are not in the public domain.

(c) Trademarks. Licensee agrees to cooperate with Licensor in obtaining and preserving for Licensor trademark protection for the names of the Property and any characters contained therein and executing all documents that in Licensor's judgment are necessary therefor and to maintain records of and, at Licensor's request, to advise Licensor with respect to use by Licensee of the name of the Property and the names of individual characters within the Property and to provide Licensor with such additional samples of said names as used on the Licensed Products, dates of first use and dates of first use in interstate commerce, and such materials and information as Licensor deems necessary to enable Licensor to apply for trademark registration for the name of the Property and characters in connection with all Licensed Products. Licensee further agrees to recognize Licensor's trademark rights in any name used in connection with the Property and the names of individual characters within the Property and to do nothing in derogation or dilution thereof, either during the term of this Agreement or at any time thereafter.

(d) Customs. Licensee agrees to cooperate with Licensor in obtaining and preserving for Licensor recordations with the U.S. Customs Service of any trademarks or copyrights included in the Property by executing all documents that in Licensor's judgment are necessary therefor and by maintaining records of and, at Licensor's request, advising Licensor of the names of all entities involved in the manufacture and importation of Licensed Products (including, but not limited to, manufacturers and import/export agents).

11. BOOKS AND RECORDS. Licensee agrees to keep full and accurate books of account and records concerning all transactions hereunder, and Licensor shall have the right and on reasonable notice during ordinary business hours (at its expense), either itself or through a firm of independent certified public accountants, to examine and to take excerpts from such books of account and records. Said books of account and records shall be preserved and maintained by Licensee and kept available for inspection by Licensor for at least three (3) years from the expiration or termination of this Agreement and Licensee agrees to permit inspection and audit thereof by Licensor or its independent certified public accountants during said period. If such audit reveals a shortfall in the payment of royalties by Licensee, the same shall be paid within ten (10) days of Licensor giving notice to Licensee of such shortfall, together with interest thereon. If an audit reveals a shortfall of five percent (5%) or more of Net Sales in any quarter, Licensee shall reimburse Licensor for the full out-of-pocket cost of the audit, including cost of auditors for travel and actual working time. Licensor shall be permitted to inspect and audit Licensee's books and records for a period of three (3) years after any royalty is due.

12. STATEMENTS. On each date Licensee makes payment of Royalties to Licensor pursuant to Paragraph 4 above, Licensee shall send to Licensor two (2) copies of a written statement in reasonably specific detail, concerning the computation of Royalties then due and payable to Licensor. Each such statement shall show the stock number, item description, quantity shipped, gross invoice amount billed customers, any deductible discounts, allowances, and returns, and the reportable sales of each Product and shall be in the form attached hereto as Exhibit C. Receipt or acceptance by Licensor of any statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if any inconsistencies or mistakes are discovered in such statements or payments, they shall be immediately rectified and prompt adjustments and corresponding payments shall be made to compensate therefor. In addition to supplying the form attached as Exhibit C, Licensee will use its best efforts to also report royalties on a country by country basis in any form that Licensee is able to generate.

13.      INDEMNIFICATION.

(a) Licensee agrees to defend, indemnify and hold Licensor and its affiliated companies harmless from and against any and all claims of third parties (and liabilities, judgments, penalties, losses, costs, damages and expenses resulting directly therefrom, including reasonable attorneys' fees) arising by reason of, or in connection with, any act or omission pursuant to or in breach of this Agreement by Licensee, its agents or employees, including but not limited to, claims arising out of the manufacture, distribution, exploitation, advertising, sale, use or consumption of the Licensed Products, but excepting claims of third parties in respect of the use by Licensee in accordance with this Agreement of the Property licensed hereunder.

(b) Licensor agrees to defend, indemnify and hold Licensee, and its affiliated companies, harmless from and against any and all claims of third parties (and liabilities, judgments, penalties, losses, costs, damages and expenses resulting therefrom, including reasonable attorneys' fees) arising by reason of, or in connection with, the use by Licensee of the copyrights contained in the Property pursuant to the terms hereof. Licensor further agrees to defend, indemnify and hold Licensee, and its affiliated companies, harmless from and against any and all claims of third parties (and liabilities, judgments, penalties, losses, costs, damages and expenses resulting therefrom, including reasonable attorneys' fees) arising in the jurisdictions identified in Exhibit D to this Agreement by reason of, or in connection with, the use by Licensee of the trademark BABYGUND pursuant to the terms hereof. Licensor specifically disclaims any indemnification of Licensee and its affiliated companies with respect to any and all claims of third parties (and liabilities, judgments, penalties, losses, costs, damages and expenses resulting therefrom, including reasonable attorneys' fees) arising in jurisdictions other than those identified in Exhibit D to this Agreement by reason of, or in connection with, the use by Licensee of the trademark BABYGUND.

(c) Without limiting the foregoing indemnification obligations, Licensee agrees to maintain at its own expense, during the term of this Agreement and for one (1) year thereafter, with an insurer or insurers (rated at least A-/XII by the most current A.M. Best Publication), commercial general liability insurance including products/completed operations, blanket contractual liability, and personal injury and advertising injury liability coverage in amounts no less than Two

         Million Dollars ($2,000,000) combined single limit for each single occurrence for bodily injury and property damage, and within thirty
         (30) days from the date hereof to submit to Licensor a certificate evidencing such insurance, that Licensor has been named as additional insured parties on said insurance and that said insurance shall be primary coverage before any other similar insurance available to Licensor. The certificate shall provide for at least thirty (30) days advance written notice to Licensor of any cancellation or change in such coverage.

(d) Each party agrees to notify the other promptly in writing of, and to keep the other fully advised with respect to, such claims indemnified hereunder, and the progress of any legal actions relating thereto in which the other party is not a participant. Each party shall have the right to assume the defense of a claim instituted against the other party for which the party assuming the defense is obligated to indemnify the other party. In the event that a party assumes the defense of a claim against the other party, the party assuming the defense shall not enter into any compromise or settlement of the claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Each party shall have the right to participate at its own expense in the defense of any claim instituted against it, and, if such party does so participate, it shall not have the right to recover against the other party the costs and expenses of participation in such suit. The foregoing indemnifications shall not be deemed to entitle either party to recover against the other party for consequential damages or lost profits, whether actual, anticipated or estimated.

14.      THIRD PARTY INFRINGEMENT.

(a) Licensee hereto shall promptly notify Licensor of any apparent infringement of any rights granted by Licensor to Licensee hereunder. Licensor shall have the exclusive right to institute legal action (at its own expense) against the infringer or to otherwise terminate such infringement. Licensee shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to such an infringement without the prior written consent of Licensor.

(b) Monetary damages recovered by a party hereto in connection with an infringement shall first be applied for recoupment of expenses, including reasonable legal expenses, incurred by the party prosecuting the action or otherwise terminating the infringement, and the balance of such damages shall be divided, two-thirds to the party prosecuting the action or otherwise terminating the infringement and one-third to the other party hereto. If the party prosecuting such action considers that it is legally necessary or desirable to do so, it may join the other party hereto as a party plaintiff at the expense of the party prosecuting such action and plead the damages of such party.

(c) The parties agree to cooperate with each other with respect to any suits or other action taken under this paragraph and to keep the other party promptly and fully advised with respect thereto.

15.      BREACH AND TERMINATION.

(a) Licensor shall have the right to terminate this Agreement immediately by written notice to the Licensee in the event that:

         (i) Licensee uses any unapproved artwork or promotional materials after receipt of written notice;

         (ii) Licensee fails to make any payments set forth in Paragraph 4 hereof within ten (10) days after receipt of written notice;

         (iii) Licensee assigns or sublicense its rights hereunder, except as permitted in Paragraph 20 hereof;

         (iv) any governmental agency finds that any of the Licensed Products are defective or unsafe in any way and Licensee is unable to bring such Licensed Products into compliance within sixty (60) days from receipt of notice from any governmental agency (ies). As an alternative, Licensee may agree to destroy and no longer produce such products;

         (v) Licensee fails to maintain the insurance required by Paragraph 13(c) and does not obtain such insurance within five (5) business days after receipt of written notice;

         (vi) Licensee is adjudicated bankrupt, becomes insolvent, makes any assignment for the benefit of its creditors, has its assets placed in the hands of a receiver, files a petition in bankruptcy, has filed against it a petition in bankruptcy which is not discharged within sixty (60) days after its filing, or is dissolved or liquidated (in which case, Licensee, its receivers, representatives, trustees, agents, or successors shall have no right to sell, exploit or in any way deal with the Licensed Products, except in accordance with the written consent and instructions of Licensor);

         (vii) the Licensee fails to have the Manufacturer's Agreement, Exhibit A hereto, executed as required by Paragraph 7(a) hereof within thirty (30) days of Licensee notifying Licensor of the name and address of such manufacturer; or

         (viii) the Licensed Products are found to be manufactured by manufacturers who violate the "Child Labor", "Involuntary Labor" and "Coercion and Harassment" standards contained in the Code of Conduct;

         (ix) more than two (2) Manufacturer's Agreements are terminated in any twelve (12) month period by Licensor for the manufacturer's failure to pass compliance inspections as referenced in Paragraph 7 (d) hereof;

         (x) Licensee takes any action that brings the Licensed Products in public disrepute.

(b) If either party hereto is in material breach of any terms and conditions of this Agreement other than as set forth in subparagraph
         (a), and such party fails to cure the breach within fifteen (15) days after the date of receipt of written notice from the other party advising of the nature of such breach, or if either party breaches a provision of this Agreement after being notified in writing of a previous breach of the same provision in the same calendar year (whether the first breach was cured or not), then the party not in default shall have the right to terminate this Agreement forthwith by written notice to the party in breach.

(c) In the event of a termination by Licensor pursuant to subparagraph (a) or (b) hereof, all unpaid Advances and Minimum Guarantees shall be immediately due and payable.

(d) Except as provided in subparagraph (g) below, upon the termination or expiration of this Agreement, Licensee agrees to immediately and permanently discontinue the manufacture, sale and distribution of the Licensed Products, and to immediately and permanently discontinue use of the Property, including any adaptations thereof or designs made by others in the same style, which it is granted the right to use by virtue of this Agreement.

(e) Termination of this Agreement pursuant to this Paragraph shall be without prejudice to any rights which either party may have against the other party hereto.

(f) Subject to subparagraph (g) below, Licensee hereby acknowledges that its failure to cease the manufacture, sale or distribution of the Licensed Products upon the termination or expiration of this Agreement will result in damage to Licensor and to the rights of any subsequent licensee for which there is no adequate remedy at law; accordingly, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

(g) Provided Licensee is not in breach of this Agreement and provided the inventory statements as described herein below in this Paragraph 15(g) are supplied by Licensee to Licensor, in the event of expiration or termination of this Agreement, except for a termination by Licensor pursuant to subparagraphs (a) or (b) hereof, after the date of expiration or termination Licensee shall have the nonexclusive right, for the Sell-Off Period indicated in Paragraph 5, to promote, advertise, sell and distribute Licensed Products in inventory remaining unsold as of said date of expiration or termination pursuant to the terms of this Agreement. Inventory statements of all Licensed Products on hand at the time the statements are issued, must be furnished to Licensor within ninety (90) days and thirty (30) days prior to the date of expiration, or thirty (30) days after the date of termination, and must be certified to be true and correct. During the Sell-Off Period, Licensee shall continue to adhere to all provisions of this Agreement, including without limitation payment of Royalties and Licensee shall be entitled to sell the inventory of Licensed Products remaining at no more than a 25% discount from its pre-established wholesale price point for each Product. Licensee shall monitor its production so as not to manufacture Licensed Products during the Sell-Off Period except to the extent of on-hand component inventory, and shall monitor its inventory position to minimize sales of Licensed Products during the Sell-Off Period. Licensee shall not excessively or unnecessarily build up its inventory of Licensed Products prior to the expiration or termination of this Agreement and Licensee shall only complete the manufacture of on-hand component inventory if such components relate solely to the Property and are not generic components.

 (h) Upon the expiration or termination of this Agreement for whatever reason, or the expiration of any Sell-Off Period, if applicable, Licensee shall immediately either return to Licensor or destroy its remaining inventory of the Licensed Products as well as any dies, molds, negatives, plates, or other articles or implements from which the Property can be perceived or produced, other than those which have been rented by Licensor to Licensee which must be returned intact to Licensor. In the event of destruction, Licensee shall furnish to Licensor a certificate of such destruction, and Licensor shall have the right, at its election, to have a representative selected by it observe any such destruction.

16. NON-COMPETITION. Licensee warrants and represents that it is not currently in the plush toy business and that it has no plans to enter the plush toy business. Licensee agrees that, during the term of this Agreement, as specified in Paragraph 9 of the Term Sheet, and for two
         (2) years following the expiration of this Agreement or its termination pursuant to Paragraph 15 hereof, it shall not manufacture, display, distribute, promote, offer for sale or sell, or induce any third party to manufacture, display, distribute, promote, offer for sale or sell any plush products anywhere in the world. Should Licensee manufacture, display, distribute, promote, offer for sale or sell, or induce any third party to manufacture, display, distribute, promote, offer for sale or sell any plush toy products anywhere in the world prior to the expiration of the time limits of this paragraph, Licensor shall be entitled to liquidated damages in the amount of two hundred fifty thousand dollars ($250,000).

17. PREMIUMS. Licensee agrees that it will not use or authorize the use of the Licensed Products as premiums. As used herein, the term "premium" shall be defined as combination sales, free or self-liquidating items offered to the public in connection with the sale or promotion of a product or service, or any similar scheme or device, the prime intent of which is to use the Licensed Product in such a way as to sell products, services or business image of the user of such item. Licensor reserves all rights to the utilization of products which feature the Property in connection with any premium, give-away or promotional arrangement, fan club, charitable and/or fund-raising activity, or the like, which reserved right may be exercised by Licensor concurrently with the rights licensed to Licensee hereunder without regard to the extent to which any such rights may be competitive with Licensee or the license granted hereunder.

18. WITHDRAWAL OF PROPERTY. Licensee agrees that Licensor may withdraw any Property hereunder which would infringe or reasonably be claimed to infringe the right of a third party, provided that Licensor purchases the Licensed Product and other materials utilizing such withdrawn Property which cannot be sold or used by Licensee at their Replacement Value as defined in Paragraph 6(d) hereof.

19. NOTICES. Any notice or other communication required or permitted to be given by either party hereto shall be mailed by first class, Certified Mail, Return Receipt Requested, United States mail, and by overnight courier addressed as specified in Paragraphs 1 and 2 of the Term Sheet. Notices or other communications mailed as herein provided shall be deemed to have been given when received or when an attempt to deliver same was made as evidenced by a duly executed return receipt.

20. NON-ASSIGNABILITY. Licensee may not assign or transfer any of its rights or obligations under this Agreement by law, change of control or otherwise without the prior written consent of Licensor, which will not be unreasonably withheld.

21. AMENDMENTS. This Agreement expresses the entire understanding of the parties hereto and replaces any prior oral or written agreements concerning the subject matter hereof, and Licensee acknowledges that it has not executed this Agreement in reliance upon any promise, agreement, representation or warranty not expressly set forth in this Agreement. No amendment or supplementation hereof shall be effective or binding on either party hereto unless reduced to writing and executed by the duly authorized representatives of both parties hereto.

22. FOREIGN TAXES. In the event that the Territory includes countries outside the United States or its territories, Licensee shall withhold the amount of income or other taxes, if any, payable by Licensor and levied by governmental agencies in such countries on payments payable by Licensee to Licensor pursuant to this Agreement, and shall promptly effect payment thereof to the appropriate authority. Licensee shall transmit to Licensor within thirty (30) calendar days after such payment, official tax receipts or other documentary evidence issued by said tax authority sufficient to enable Licensor to support a claim for United States income tax credit, if any, in respect of any such taxes so paid. Licensee agrees to indemnify and hold Licensor harmless from any governmental claim due to Licensee's failure to perform in accordance with this Paragraph.

23. CONFIDENTIALITY. All proprietary information relating to a party or any of its affiliates which the other party may learn, including without limitation, financial information and business plans and, with respect to Licensee, the identity of and other information regarding the manufacturers of the Licensed Products, sales and customer information and product design information, creative concepts and marketing, advertising and promotional concepts and plans which Licensee uses or proposes to use in connection with the business to be conducted by it hereunder, is its valuable property. Each party acknowledges the need to preserve the confidentiality and secrecy of the other party's such information. Thus, during and after the term of the Agreement, neither party will use or disclose any such information of the other except as necessary for the conduct of the business to be conducted hereunder.

24. APPLICABLE LAW. The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the exclusive jurisdiction of the tribunals of the United States District Court for the Southern District of New York, expressly waiving any venue to which they may be entitled by their present or future domiciles.

25. NO AGENCY. Nothing in this Agreement shall be construed to make either party hereto the agent or representative of the other party and neither party shall so hold itself out nor shall either party be liable or be bound by any act or omission of the other party, nor may any party bind the other party in any manner.

26. WAIVER. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       GUND, INC.

                                       By /s/ Jim Madonna
                                          ---------------
                                       Jim Madonna
Date: April 6, 2005                    Title:  President

                                       PARLUX FRAGRANCES, INC.

                                       By /s/ Frank A. Buttacavoli
                                          ------------------------
                                       Frank A. Buttacavoli
Date: April 6,   2005                  Title: Executive Vice President/COO/CFO

                                    EXHIBIT A

                   MANUFACTURER'S AGREEMENT & CODE OF CONDUCT

Licensee:

Location of manufacturing facility(s):

Licensed Products:

         The undersigned understands that Gund, Inc. ("Licensor"), has licensed the above-named Licensee to manufacture or have manufactured for it the above-named Licensed Products utilizing certain designs and names proprietary to Licensor (such products Licensor designs being referred to as (the "Licensed Products"). In order to induce Licensor to consent to the manufacture of the Licensed Products by the undersigned, the undersigned agrees that it will not manufacture the Licensed Products for anyone but the Licensee or sell the Licensed Products to anyone but the Licensee; that it will not manufacture the Licensed Products anywhere other than the above-named Location; that it will not (unless Licensor otherwise consents in writing) manufacture or sell any other merchandise utilizing any of the same designs or names, or any substantially similar designs; that it will permit such representative as Licensor may from time to time designate to inspect the activities of the undersigned with relation to its manufacture of the Licensed Products; and that whenever the Licensee ceases to require the undersigned to manufacture the Licensed Products, the undersigned will deliver to Licensor or its designee any molds, plates, engravings, negatives, transparencies, or other devices used to reproduce the said designs or will give satisfactory evidence of the destruction thereof. The undersigned will cease to manufacture Licensed Products for the Licensee upon receiving written notice to that effect from the Licensee or Licensor. Additionally, the undersigned agrees to abide by the annexed Code of Conduct and to permit Licensor to engage in monitoring activities, including unannounced inspections, to confirm compliance with the Code of Conduct. Licensor shall be entitled to invoke any remedy permitted by law for violation of this agreement by the undersigned.

                                              Name of Manufacturer:

Dated:____________, 20__                      __________________________________

                                              Address:__________________________

                                              By________________________________

                                              Title_____________________________

                        CODE OF CONDUCT FOR MANUFACTURERS

Gund is committed to:

         ! a standard of excellence in every aspect of our business and in every corner of the world;

         !        ethical and responsible conduct in all of our operations;

         !        respect for the rights of all individuals; and

         !        respect for the environment.

Gund expects all manufacturers of Gund merchandise to share these same commitments. At a minimum, Gund requires that all manufacturers of Gund merchandise meet the following standards:

CHILD LABOR                Manufacturers will not use child labor.

                           The term "child" refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

                           Manufacturers employing young persons who do not fall within the definition of "children" will also comply with any laws and regulations applicable to such persons.

INVOLUNTARY LABOR          Manufacturers will not use any forced or involuntary
                           labor, whether prison, bonded, indentured or otherwise.

COERCION AND               Manufacturers will treat each employee with dignity
HARASSMENT                 and respect, and will not use corporal punishment,
                           threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

NONDISCRIMINATION          Manufacturers will not discriminate in hiring and
                           employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

ASSOCIATION                Manufacturers will respect the rights of employees to
                           associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.


HEALTH AND SAFETY          Manufacturers will provide employees with a safe and
                           healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum, reasonable access to portable water and sanitary facilities, fire safety, and adequate lighting and ventilation.

                           Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

COMPENSATION               We expect manufacturers to recognize that wages are
                           essential to meeting employees' basic needs.
                           Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits.
                           If local laws do not provide for overtime pay, manufacturers will pay at least regular wages for overtime work. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime of (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

PROTECTION OF              Manufacturers will comply with all applicable
THE ENVIRONMENT            environmental laws and regulations.

OTHER LAWS                 Manufacturers will comply with all applicable
                           laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise.

                           All references to "applicable laws and regulations" in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

SUBCONTRACTING             Manufacturers will not use subcontractors for the
                           manufacture of Gund merchandise or components thereof without Gund's express written consent, and only after the subcontractor has entered into a written commitment with Gund to comply with this Code of Conduct.

MONITORING AND             Manufacturers will authorize Gund and its designated
COMPLIANCE                 agents (including third parties) to engage in
                           monitoring activities to confirm compliance with this Code of Conduct, including unannounced on-site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees . Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

PUBLICATION                Manufacturers will take appropriate steps to ensure
                           that the provisions of this Code of conduct are communicated to employees, including the prominent posting of a copy of this code of conduct, in the local language and in a -place readily accessible to employees, at all time.

                                    EXHIBIT B

                    FORM OF NOTICE CONCERNING COPYRIGHTS AND
                         TRADEMARKS REQUIRED OF LICENSEE

                                   BABYGUND(R)
                   (This notice shall be utilized in all cases
                 where the trademark BABYGUND is utilized on or
                     in connection with Licensed Products.)

                                  (C)GUND, INC.
                (This notice shall be utilized in all cases where
                 GUND artwork is utilized on Licensed Products)

                                   EXHIBIIT C

                                LICENSED PROPERTY
                             ROYALTY REPORTING FORM

DATE___________________________________  LICENSED PROPERTY______________________

LICENSEE_______________________________  ROYALTY RATE___________________________

QUARTER FOR PERIOD ENDING______________  COUNTRY________________________________

===================================================================================================================
PRODUCT STYLE  PRODUCT DESCRIPTION  UNITS    UNIT       TOTAL  RETURNS  DISCOUNTS  TOTAL NET SALES  ROYALTY EARNED
OR I.D. #                           SHIPPED  WHOLESALE  GROSS
                                             PRICE      SALES
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
TOTALS
===================================================================================================================

REMIT TO:                                 TOTAL GROSS SALES_____________________
                                          LESS RETURNS, DISCOUNTS_______________
         Gund, Inc.                       TOTAL NET SALES_______________________
         P.O. Box H                       ROYALTY EARNED________________________
         Edison, NJ 08818                 AMOUNT OF CHECK ENCLOSED______________
         Attention:        Doug Branch    REVISED ADVANCE ALANCE________________
                                          Y-T-D ROYALTIES ______________________
                                          ANNUAL GUARANTEE______________________

         Approved and certified to be correct by:
                  Name:  ____________________________
                  Title:  ___________________________

                                    EXHIBIT D

                                   GUND, INC.

  Trademark Report by                                                                                                Pag          1
  Status   ACTIVE
  Mark:    baby*
   REFEREN           MARK                              FILE      APPL              REG       REG              STAT          CLAS
  AUSTRALIA
  1056/0375          BABY GUND                       12/21/2    861245           9/17/20    861245           REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Games and playthings; toys, stuffed toys, activity toys, bath toys, plush toys, musical toys, plush play sets, dolls, rattles, gymnastic and sporting articles not included in other

  CANADA
  1056/0479          BABY GUND                       3/31/20    1,173,077                                    PENDING         N/A
                     (STYLIZED) & DESIGN
        N/A - (1) Paper napkins; table covers; party banners made of paper;
        party signs made of paper; centerpieces made of paper and balloons;
        party treat bags; party invitation; party thank you cards; paper party favors; paper party decorations; party decorating kits made of paper;
        party cutouts made of paper; party sign-in-sheets; gift wrap; gift bags;
        stickers; (2) paper plates; paper cups (3) footwear; plush slippers, athletic footwear; sandals, shoes, boots, foot

  1056/0522          BABY GUND                       2/19/20    1207295                                      PENDING         N/A
                     (STYLIZED) & DESIGN
        N/A - Bed linens, blankets, throws, wood-framed mirrors, picture frames made of wood, rugs, lamps, stroller blankets, chair pads, cushions for chairs, diaper stackers, mobiles, towels,

  1056/0425          BABY GUND                       4/29/20    1,139,183                                    PENDING         N/A
                     (STYLIZED) & TEDDY
        N/A - Certificate holders, tooth holders, baby rattles; piggy banks;
        spoons, forks, knives, plates, cups and bowls for infants and children;
        jewelry; christomas tree and window ornaments; children's and infant's clothing, namely, shorts, short sets, tops, bottoms, dresses, coveralls, rompers, creepers, overalls, overall sets, infants and children's underwear, shortalls, shortall sets, t-shirts, three-piece sets consisting of diaper shirts, tops and bottoms; coordinating sets consisting of tops and bottoms; layette sets, sleepwear; jackets, zippered pull-over jackets, windsuits, buntings, snowsuits, ski sets, raincoats, slickers, ponchos, rain

  1056/0457          BABY GUND                       8/16/20    1,149,982                                    PENDING         N/A
                     (STYLIZED) & TEDDY
        N/A - Covers and/or netting for baby's strollers, umbrellas to be affixed to baby strollers, umbrellas; diaper bags, rolling luggage, overnight baby bags, travel bags, day care bags, lunch
         bags, backpacks, soft baby carriers worn on the body; nap mats; activity bars, memory board

  1056/0558          BABY GUND                       11/5/20    1,236,479                                    PENDING         N/A
                     (STYLIZED) AND
        N/A - Books for infants and children

 1056/0556          BABY GUND                       11/5/20    1,236,482                                     PENDING         N/A
                     (STYLIZED) AND
        N/A - Cosmetics and toiletries for infants and children, namely, shampoo, hair conditioners, hair lotions; bubble bath; body lotions, body creams; perfume and cologne

1056/0058            BABYGUND                        2/15/19    675697           10/15/1    418097           REGISTE         N/A
        N/A - Stuffed toys and mobiles

  CHINA
  1056/0335          BABY GUND                       6/9/200    200008133        10/21/2    1653084          REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Toys, baby rattles; dolls

                                                                                                                    Pag           2
Trademark Report by
   REFEREN           MARK                              FILE      APPL              REG       REG              STAT          CLAS
EUROPEAN UNION
  1056/0379          BABY GUND                       1/5/200    2026797          2/25/20    2026797          REGISTE         25,28
                     (STYLIZED) & TEDDY
        25 - Clothing, footwear, headgear, footsies, being footwear for babies
        28 - Games and playthings; gymnastic and sporting articles not included in other classes; decorations for Christmas trees; plush toys, rattles, activity toys, bath toys, plush play sets;

  HONG KONG
   1056/0344         BABY GUND                         5/30/20  2000 12025        11/19/2    13107/2001      REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Plush toys and rattles; games and playthings; gymnastic and sporting articles not included

  JAPAN
  1056/0199          BABYGUND                        4/12/19    39139/1996       1/16/19    4101826          REGISTE         28
        28 - Toys

  MEXICO
  1056/0403          BABY GUND                       7/31/20    499099           3/27/20    741195           REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Toys, rattles
  1056/0157          BABYGUND & DESIGN               12/30/1    130425           12/30/1    415197           REGISTE         28
                     (OLD LOGO)
        28 - Games and playthings; gymnastic and sporting articles not included in other classes;

  NAMIBIA (S.W.
  1056/0339          BABY GUND                       4/5/200    00/0453          10/10/2    2000/0453        REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Games and playthings; gymnastic and sporting articles not included other classes;

  NEW ZEALAND
  1056/0377          BABY GUND                       12/21/2    629644           12/21/2    629644           REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Games and playthings; plush toys, rattles, activity toys, bath toys, plush play sets, musical

  SOUTH KOREA
  1056/0343          BABY GUND                       4/3/200    2000-16077       6/21/20    496034           REGISTE         28
                     (STYLIZED) & TEDDY
        28 - Plush toys, rattles, toys of cloth

TAIWAN
  1056/0189          BABYGUND                        1/31/19    85-5153          4/16/19    758722           REGISTE         28
        28 - Toys, playthings, stuffed toys, plush toys

  UNITED STATES
  1056/0480          BABY GUND                       1/9/200    76/481,116                                   ALLOWE          25
                     (STYLIZED) & DESIGN
        25 - Footwear; plush slippers, athletic footwear; sandals, shoes, boots; foot socks; aqua
  1056/0484          BABY GUND                       3/21/20    76/499,586       11/18/2    2,784,156        REGISTE         21,16,
                     (STYLIZED) & DESIGN                                                                                     20
        21 - Non-metal priggy banks
        16 - Bookends
        20 - Photo frames; trinket boxes and stacking boxes made of resin;
        decorative drawer pulls made of resin; gazing globes, namely waterglobes made primarily of resin

                                                                                                                    Pag           3
Trademark Report by
   REFEREN           MARK                              FILE      APPL              REG       REG              STAT          CLAS
  T23443US02         BABY GUND                       1/9/200    76/977,303                                   PENDING         16,21,
                     (STYLIZED) & DESIGN                                                                                     28
        16 - Paper napkins; table covers; party banners made of paper; party signs made of paper; centerpieces made of paper and balloons; party treat bags; party imitations; party thank you cards; paper party favors;
        paper party decorations; party decorating kits made of paper; party
        21 - Paper plates; paper cups 28 - Centerpieces mde of balloons and paper;
        balloons

  1056/0329          BABY GUND                       3/21/20    76/007,891       8/21/20    2,479,541        REGISTE         10,12,
                     (STYLIZED) & TEDDY                                                                                      25
        10 - Teething rings, pacifier clips
        12 - Children's car seat strap wraps
        25 - Infant's booties
        28 - Plush toys, rattles

  1056/0357          BABY GUND                       9/5/200    76/121,828       12/17/2    2,664,098        REGISTE         11,24,
                     (STYLIZED) & TEDDY                                                                                      28
        11 - Lamps
        24 - Nursery organizers of fabric; comforters, quilts, crib bumpers, bed sheets, crib sheets, dust ruffles, textile wall hangings, fabric valances, bed blankets, pillow bumpers made of
        28 - Crib mobiles

  1056/0426          BABY GUND                       4/17/20    76/397,057       3/8/200    2,931,198        REGISTE         06,08,
                     (STYLIZED) & TEDDY                                                                                      14
        06 - Certificate holder, tooth holder, baby rattle and piggy bank, all of the foregoing made of
        08 - Spoons, forks and knives for infants and children
        14 - Jewelry; ornaments made of precious metal; baby rattles, piggy banks, tooth holders, certificate holders, all of the foregoing made in whole or part of precious metals
        21 - Plates, cups and bowls for infants and children

  1056/0530          BABY GUND                       4/17/20    76/976,558       6/1/200    2,849,084        REGISTE         25
                     (STYLIZED) & TEDDY
        25 - CHILDREN'S AND INFANT'S CLOTHING, NAMELY, SHORTS, SHORT SETS, TOPS,
        BOTTOMS, DRESSES, COVERALLS, ROMPERS, CREEPERS, OVERALLS, OVERALL SETS
        COMPRISED OF OVERALL AND TOP; INFANTS AND CHILDREN'S UNDERWEAR,
        SHORTALLS, SHORTALL SETS COMPRISED OF SHORTALL AND TOP; T-SHIRTS,
        THREE-PIECE SETS CONSISTING OF DIAPER SHIRTS, TOPS AND BOTTOMS;
        COORDINATING SETS CONSISTING OF TOPS AND BOTTOMS; LAYETTE SETS COMPRISED
        OF GOWN AND CAP, TOP AND PANT, CARDIGAN, TOP AND PANT, SHORTALL AND TOP,
        OVERALL AND TOP, CARDIGAN AND PANT, CREEPER AND PANT, CREEPER AND SHORTS
        OR COVERALLS AND BLANKET; SLEEPWEAR; JACKETS, ZIPPERED PULL-OVER
        JACKETS, WINDSUITS, BUNTINGS, SNOWSUITS, RAINCOATS, SLICKERS, PONCHOS,
        RAIN JACKETS, RAIN SUITS, SWIM SUITS, SWIM COVER-UPS; SWIMWEAR SETS
        CONSISTING OF SWIMSUIT OR SWIM TRUNKS AND COVER-UP; SHORT SETS
        CONSISTING OF SHORTS AND TOPS; GIFT SETS COMPRISED OF

  1056/0559          BABY GUND                       10/27/2    78/506,748                                   PENDING         16
                     (STYLIZED) & TEDDY
        16 - Books for infants and children

  1056/0557          BABY GUND                       10/27/2    78/506,757                                   PENDING         03
                     (STYLIZED) & TEDDY
        03 - Cosmetics and toiletries for infants and chldren, namely, shampoo, hair conditioners, hair lotions; bubble bath; baby lotions, body creams;
        perfume and cologne

  1056/0543          BABY GUND                       7/13/20    78/450,000                                   PENDING         008,
                                                                                                                             010,
                                                                                                                             014,
                                                                                                                             016,
        008 - Spoons, Forks                                                                                                  018,
        010 - Ice Pack Holders                                                                                               020
        014 - Cups, Plates, Trinket Boxes, Birth Certificate Holders, Piggy
        Banks, all of the foregoing
        016 - Bookends, Growth Charts For Use On Walls, Photograph Albums,
        Laminated Reminder
        018 - Pajama Bags
        020 - Clothes hangers, Resin Figurines, Picture Frames
        021 - Hair Combs, Hair Brushes, Hair Comb and Hair Brush Sets, Porcelain
        Cups, Porcelain
        024 - Blankets, Towels, Bath Mitts, Fabric Signs In The Nature Of Door
        Hangers
        025 - Infant Diaper Covers Made Of Textile
        028 - Plush Toys, Plush Toys With Blanket Bodies, Mobiles, Rattles

                                                                                                                    Pag           4
Trademark Report by
   REFEREN           MARK                              FILE      APPL              REG       REG              STAT          CLAS
  1056/0453       BABY GUND                          8/5/200    76/437,327       ALLOWE     12,20,21
        12 - Covers and netting for baby strollers, umbrellas to be affixed to baby stroller
        20 - Nap mats
        21 - Thermal insulated lunch bags made of fabric for food or beverage
        25 - Pajamas, blanket sleepers, nightgowns, onesies
        28 - Activity bars memory board sets, toys designed to be attached to baby stroller
        18 - Umbrellas, rolling luggage and soft baby carriers worn on the body

  1056/0523          BABY GUND                       8/5/200    76/976,518       5/25/20    2,846,300        REGISTE         18
        18 - Diaper bags, baby overnight bags, travel bags, day care bags, backpacks

  1056/0412          BABY JUNGLE                     9/17/20    76/312,874       11/4/20    2,780,232        REGISTE         28,16,
        28 - Plush toys, rattles, music toys                                                                                 20
        16 - Bookends
        20 - Picture Frames

  1056/0170          BABY SNUFFY                     8/19/19    74/306,008       3/12/19    1,962,167        REGISTE         28
        28 - Plush stuffed toys

  1056/0187          BABYGUND                        2/7/199    75/054,415       9/9/199    2,095,931        REGISTE         25
        25 - Clothing, namely, overalls, jackets, pants, shorts, outerwear, booties, headbands, t-shirts,

  1056/0125          BABYGUND                        2/19/19    74/140,148       12/29/1    1,743,975        REGISTE         28
        28 - Stuffed toys